UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
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Check the appropriate box:

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Trustmark Corporation
(Name of Registrant as Specified in Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 6, 2007

Dear Shareholder:

You are cordially invited to attend Trustmark Corporation’s annual meeting of shareholders. This meeting will be held in the Grand Ballroom at the Hilton Hotel, located at 1001 East County Line Road, Jackson, Mississippi, on Tuesday, May 8, 2007, at 10:00 a.m.

At the meeting, shareholders will elect a board of directors and transact such other business as may properly come before the meeting. Prior to the meeting, please carefully read the accompanying proxy statement.

Thank you for your support of Trustmark.

Sincerely,
Richard G. Hickson
Chairman and CEO

Trustmark Corporation
248 East Capitol Street
Jackson, MS 39201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME ..................................	Tuesday, May 8, 2007, at 10:00 a.m.

LOCATION ............................................	Grand Ballroom Hilton Hotel 1001 East County Line Road Jackson, Mississippi 39211

ITEMS OF BUSINESS ..........................
(1) To elect a board of twelve directors to hold office for the ensuing year or until their successors are elected and qualified.
(2) To transact such other business as may properly come before the meeting.

RECORD DATE .....................................	Shareholders of record on March 12, 2007, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION .....
You are urged to sign and return the enclosed proxy promptly, whether or not you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time before it is voted by written notice to the Secretary of Trustmark Corporation or by delivery to the Secretary of a subsequently dated proxy.

T. Harris Collier III Secretary to the Board

TABLE OF CONTENTS

GENERAL INFORMATION	1
Solicitation by the Board of Directors	1
Meeting Location, Date and Time	1
Shareholders Entitled to Vote	1
Required Vote	1
How to Vote	1
Revocation of Proxies	1
Voting on Other Matters	1
Cost of Proxy Solicitation	1

CORPORATE GOVERNANCE	1
Board Mission	2
Meetings of the Board of Directors	2
Director Attendance at Annual Meeting	2
Director Independence	2
Lead Director	2
Committees of the Board of Directors	2
Audit and Finance Committee	2
Executive Committee	3
Human Resources Committee	3
Nominating Committee	3
Strategic Planning Committee	3
Committee Membership	3
Director Compensation	4
Communications with Directors	5
Nomination of Directors	5
Director Qualifications	5
Personal Traits	6
Leadership Qualities	6
Individual Competencies	6

PROPOSAL 1: ELECTION OF DIRECTORS	6

THE NOMINEES	7

STOCK	10
Securities Ownership by Certain Beneficial Owners and Management	10
Section 16(a) Beneficial Ownership Reporting Compliance	11

EXECUTIVE COMPENSATION	11
Compensation Discussion and Analysis	11
Summary Compensation Table	18
All Other Compensation	19
Grants of Plan-Based Awards	19
Outstanding Equity Awards	20
Option Exercises and Stock Vested	21
Pension Benefits	22
Trustmark Capital Accumulation Plan	22
Executive Deferral Plan	22
Non-qualified Deferred Compensation	23
Potential Payments Upon Termination or Change in Control	24
Employment Agreements	25
Human Resources Committee Report	26
Human Resources Committee Interlocks and Insider Participation	26

RELATED PARTY TRANSACTIONS	26

AUDIT AND FINANCE COMMITTEE REPORT	27
Independent Public Accountants	27
Committee Review and Discussion	27
Accounting Fees	27
Pre-Approval Policy	27
Audit and Finance Committee Charter	28

PROPOSALS OF SHAREHOLDERS	28

GENERAL INFORMATION

Solicitation by the Board of Directors

This proxy statement is being sent on or about April 6, 2007, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2007 Annual Meeting of Shareholders and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.

Meeting Location, Date and Time

The Annual Meeting of Shareholders will be held in the Grand Ballroom of the Hilton Hotel, located at 1001 East County Line Road, Jackson, Mississippi 39211, on Tuesday, May 8, 2007, at 10:00 a.m.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 12, 2007, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding 58,596,149 shares of common stock.

Required Vote

A majority of the shares outstanding constitutes a quorum. The twelve candidates for election as directors who receive the highest number of affirmative votes will be elected. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. Each share is entitled to one vote on other issues, and the issue will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. While abstentions and broker non-votes (shares held by brokerage customers that may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of any issue.
All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted in accordance with the recommendations of the Board of Directors of Trustmark.

How to Vote

Shareholders of record can vote in person at the annual meeting or by proxy without attending the annual meeting.
To vote by proxy, either:
(1)	Complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope,
(2)	Vote by telephone (instructions are on the proxy card), or
(3)	Vote by Internet (instructions are on the proxy card).

Revocation of Proxies

Any shareholder may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting or by delivery to the Secretary of a subsequently dated proxy.

Voting on Other Matters

The Board of Directors is not aware of any additional matters likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.

Cost of Proxy Solicitation

Solicitation of proxies will be primarily by mail. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

CORPORATE GOVERNANCE

Trustmark implemented an enhanced governance structure in April 2002. The effectiveness and efficiency of Trustmark’s corporate decision-making processes were improved through the implementation of a committee structure and revised director accountabilities that best enable the Board to address issues such as business growth, human capital and technology.

Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 68, required notification of changes in professional responsibilities and residence, a director’s attendance policy, as well as the authority to seek advice or counsel from external advisers on an as-needed basis.

Board Mission

The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:

•	Providing strategic guidance and oversight,
•	Acting as a resource on strategic issues and in matters of planning and policy-making,
•	Ensuring that management’s operations contribute to Trustmark’s financial soundness,
•	Promoting social responsibility and ethical business conduct,
•	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,
•	Ensuring that an effective system is in place to facilitate selection, succession planning and compensation of the Chief Executive Officer (CEO), and
•	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.

The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct for directors, senior financial officers and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205-0291.

Meetings of the Board of Directors

The Board of Directors met five times in 2006. Each director attended at least 75% of the total number of meetings of the Board of Directors and board committees of which the director was a member in 2006.

Director Attendance at Annual Meeting

Directors are expected to attend the Annual Meeting of Shareholders, and in 2006, all directors were present.

Director Independence

The Board has affirmatively determined that the following directors and director nominees are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 4200(15) of the NASDAQ Marketplace Rules):

J. Kelly Allgood	Daniel A. Grafton
Reuben V. Anderson	John M. McCullouch
Adolphus B. Baker	Richard H. Puckett
William C. Deviney, Jr.	R. Michael Summerford
C. Gerald Garnett	Kenneth W. Williams

Lead Director

Trustmark’s Chairman of the Board also serves as CEO. Therefore, under the governance guidelines set forth in Trustmark’s Board Charter, the Chairman of the Executive Committee, Reuben V. Anderson, serves as the Board’s Lead Director. The primary responsibility of the Lead Director is to chair meetings of the non-management directors, and in 2006, the Board held five such independent sessions. The Lead Director also refers to the appropriate board committees any issue brought to his attention by shareholders, directors or others.

Committees of the Board of Directors

There are five committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Executive, Human Resources, Nominating and Strategic Planning. The committees are comprised solely of independent directors, with the exception of the Executive and Strategic Planning Committees.

Audit and Finance Committee

Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, annual approval of the independent auditors, oversight of audit activities, financial reporting and regulatory compliance, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.
The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria.

Human Resources Committee

The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.
The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.

Nominating Committee

The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board of Directors qualified candidates for Board and committee membership.
The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.

Strategic Planning Committee

The Strategic Planning Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.

Committee Membership

The following table shows the current membership of each committee and the number of meetings held by each committee during 2006.

Director	Audit and Finance	Executive	Human Resources	Nominating	Strategic Planning
J. Kelly Allgood	X	X		X	X
Reuben V. Anderson		Chair	X	X	X
William C. Deviney, Jr.			X
C. Gerald Garnett		X	X	X	X
Daniel A. Grafton		X	Chair	X	X
Richard G. Hickson		X
John M. McCullouch		X		Chair	X
Richard H. Puckett	X
R. Michael Summerford	Chair	X	X	X	X
Kenneth W. Williams	X
William G. Yates, Jr.		X			Chair
2006 Meetings	5	9	7	1	3

Director Compensation for 2006

The following table provides compensation information for the year ended December 31, 2006, for each non-employee member of Trustmark’s Board of Directors.

Director (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
J. Kelly Allgood	$ 34,500	---	$ 12,090	---	$ 38,054	---	$ 84,644
Reuben V. Anderson	$ 35,750	---	$ 14,093	---	$ 100,902	---	$ 150,745
William C. Deviney, Jr.	$ 26,250	---	$ 12,090	---	$ 62,793	---	$ 101,133
C. Gerald Garnett	$ 34,500	---	$ 12,182	---	---	---	$ 46,682
John M. McCullouch	$ 24,000	---	$ 12,090	---	---	---	$ 36,090
Richard H. Puckett	$ 22,250	---	$ 12,090	---	$ 32,871	---	$ 67,211
R. Michael Summerford	$ 44,250	---	$ 12,090	---	---	---	$ 56,340
Kenneth W. Williams	$ 22,000	---	$ 16,613	---	$ 54,379	---	$ 92,992
William G. Yates, Jr.	$ 23,750	---	$ 16,613	---	---	---	$ 40,363
Matthew L. Holleman III (6)	$ 37,000	---	$ 12,090	---	$ 38,867	---	$ 87,957

(1)
Richard G. Hickson, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus receives no compensation for his service as a director on the Trustmark Board. The compensation received by Mr. Hickson as an associate of Trustmark is shown in the Summary Compensation Table on page 18.

(2)	Includes fees deferred pursuant to the voluntary Trustmark Corporation Deferred Compensation Plan and/or the Directors’ Deferred Fee Plan.
(3)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. The directors had the following options outstanding from grants under Trustmark’s stock and incentive compensation plans: McCullouch, Summerford - 6,000 each, Yates - 11,000, all other directors - 12,000 each.

(4)	The grant date fair value of options awarded in 2006, computed in accordance with FAS 123(R), was $14,552 for each director.
(5)
The amounts in this column reflect the actuarial increase in the present value of the director’s accrued benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and includes amounts which the director may not currently be entitled to receive because such amounts are not yet vested.

(6)	Mr. Holleman resigned from the Board effective January 1, 2007.

Prior to May 9, 2006, directors received an annual retainer of $12,000 plus $1,000 for each Board meeting attended. The Executive Committee Chairman received an additional retainer of $6,000 per year. All other Executive Committee members received an additional retainer of $3,000 per year. All committee chairs and committee members received $750 and $500, respectively, for each committee meeting attended.
Based on an internal study during 2006 of compensation paid to directors of comparable financial institutions, the Board approved changes to the Trustmark Director Compensation schedule, which became effective on May 9, 2006. The changes to the schedule increased the fees paid to $1,500 for each Board meeting attended, as well as to $1,250 and $1,000 for committee chairs and committee members, respectively, for each committee meeting attended. Additionally, an annual retainer of $12,000 was approved for the Audit and Finance Committee Chair. The CEO receives no compensation for Board or committee service.
Trustmark provides non-employee directors who became directors prior to 2003 the opportunity to participate in the Directors’ Deferred Fee Plan. Under the plan, participating directors may defer up to $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit is determined based upon the participant’s annual contribution amount, the length of Board service (with accrual and vesting occurring pro-rata assuming Board service to age 65) and the age of the director at date of entry into the plan. Depending on a number of factors, the projected annual benefit at retirement is payable for the longer of life or twenty-five years and ranges from $20,000 to $133,000 for current directors electing to participate in the plan. The vested annual benefit as of December 31, 2006, payable at retirement to current directors electing to participate in the plan ranges from $21,000 to $86,000. If a participating director dies prior to retirement, his beneficiary will receive a scheduled death benefit for ten years. If the plan is terminated, or a director’s Board service is terminated, within three years after a change in control of Trustmark (as defined in the plan), affected directors will be credited with up to an additional five years of Board service for purposes of determining retirement benefits at age 65. Trustmark has purchased life insurance policies on participating directors to fund the benefits to be paid under this plan.

Non-employee directors are eligible to receive stock option awards under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan. On May 9, 2006, each non-employee director received an option grant of 2,000 shares pursuant to the plan. These options vest in equal installments over a five-year period and expire in 2013. Accelerated vesting and exercisability of these options is provided upon a change in control of Trustmark (as defined in the plan).
In addition to the Directors’ Deferred Fee Plan described above, non-employee directors may defer all or a part of their annual retainer and meeting fees (excluding any contribution to the Directors’ Deferred Fee Plan) pursuant to Trustmark’s Deferred Compensation Plan. The compensation deferred is credited to a liability account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s cessation of service on the Board.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board of Directors may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205-0291 or by e-mail to boardofdirectors@trustmark.com.
Communications will be referred to the Chairman of the Executive Committee, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.
Complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to Trustmark’s General Counsel/Secretary to the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205-0291 or by calling 1-800-844-2000 (extension 5088) or 1-601-208-5088.

Nomination of Directors

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors. Nominations other than those made by or on behalf of the existing management of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chairman of the Board not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder.
Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instructions, all votes cast for each such nominee may be disregarded.
Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominees recommended by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205-0291 or by e-mail to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2008 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2007. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications.
When identifying potential candidates for director nominees, the Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2007, all nominees have previously served on the Board, except Adolphus B. Baker, who was submitted for consideration by management, and Daniel A. Grafton, who was submitted for consideration by management and was appointed to the Board on January 16, 2007.

Director Qualifications

The Board believes that in order to appropriately carry out their roles, directors must demonstrate a variety of personal traits, leadership qualities and competencies. In considering nominees submitted by the Board or management, the Nominating Committee will use these traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service.

Personal Traits

Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

• Personal and Professional Integrity	• High Performance Standards
• Accountability	• Initiative and Responsiveness
• Informed Business Judgment	• Business Credibility
• Mature Confidence

Leadership Qualities

When seeking individuals to fill leadership roles, the following skill sets are required:

• Communication Skills	• Facilitation Skills
• Crisis Management Skills	• Relationship Building/Networking

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees
Individual Director Competencies	Audit and Finance	Executive	Human Resources	Nominating	Strategic Planning
1. Financial Acumen
Accounting & finance knowledge	✓	✓		✓	✓
Financial statement analysis	✓
Knowledge of capital markets	✓				✓
Financial planning	✓
Ability to communicate financial concepts in lay terms	✓				✓
2. Organizational Effectiveness
Talent management			✓
Understanding of compensation issues			✓
Ability to discern candidate qualifications			✓
3. Strategic Direction
Vision		✓		✓	✓
Strategic perspective		✓		✓	✓
Technology knowledge	✓
Industry knowledge	✓	✓		✓	✓

PROPOSAL 1: Election of Directors

The Board of Directors has fixed the number of directors for the coming year at twelve. The nominees listed herein have been proposed by the Board of Directors for election at the meeting.
Shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of twelve nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.
Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board of Directors shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board of Directors will be the twelve nominees receiving the largest number of votes.

The Board of Directors recommends that shareholders vote “for” the proposed nominees.

THE NOMINEES

Name and Age at Record Date	Position, Principal Occupation and Directorships
J. Kelly Allgood.........................................66

•  Retired President, BellSouth Mississippi
• Director of Trustmark since 1991
•  Trustmark Corporation Committees:
Audit and Finance
Executive
Nominating
Strategic Planning
•  Other Directorships: Trustmark National Bank

Reuben V. Anderson.................................64

•   Partner, Phelps Dunbar, L.L.P.
 (Attorneys)
•   Director of Trustmark since 1980
•  Trustmark Corporation Committees:
Executive (Chair)
Human Resources
Nominating
Strategic Planning
•   Other Directorships: Trustmark National Bank, AT&T Inc. and The Kroger Company

Adolphus B. Baker....................................50
• President and COO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) • Nominated for Director of Trustmark in 2007 • Other Directorships: Trustmark National Bank, Cal-Maine Foods, Inc.

William C. Deviney, Jr.............................61

• CEO, Deviney Construction Company, Inc.
 (Telecommunications Construction)
•   Director of Trustmark since 1995
•   Trustmark Corporation Committees:
Human Resources
•   Other Directorships: Trustmark National Bank

Name and Age at Record Date	Position, Principal Occupation and Directorships
C. Gerald Garnett......................................62

•  Retired CEO, Southern Farm Bureau Casualty Insurance Company and Southern Farm Bureau Property Insurance Company
• Director of Trustmark since 1993
•  Trustmark Corporation Committees:
Executive
Human Resources
Nominating
Strategic Planning
•  Other Directorships: Trustmark National Bank

Daniel A. Grafton.......................................60

•   President, L-3 Vertex Aerospace
(Provider of Aviation and Aerospace Services)
•  Director of Trustmark since 2007
•  Trustmark Corporation Committees:
Executive
Human Resources (Chair)
Nominating
Strategic Planning
•  Other Directorships:  Trustmark National Bank

Richard G. Hickson..................................62

•  Chairman, President and CEO, Trustmark Corporation; Chairman and CEO, Trustmark National Bank
•  Director of Trustmark since 1997
•  Trustmark Corporation Committees:
Executive
•  Other Directorships:  Trustmark National Bank

John M. McCullouch.................................59
• Retired President, AT&T - Mississippi • Director of Trustmark since 2005 • Trustmark Corporation Committees: Executive Nominating (Chair) • Other Directorships: Trustmark National Bank

Name and Age at Record Date	Position, Principal Occupation and Diretorships
Richard H. Puckett....................................52

•  President and CEO, Puckett Machinery Company
(Distributor of Heavy Earth Moving Equipment)
•  Director of Trustmark since 1995
•  Trustmark Corporation Committees:
Audit and Finance
•  Other Directorships:  Trustmark National Bank

R. Michael Summerford...........................58

•  Former President and COO, ChemFirst, Inc.
(Manufacturer of Electronic and Specialty Chemicals)
•  Director of Trustmark since 2005
•  Trustmark Corporation Committees:
Audit and Finance (Chair)
Executive
Human Resources
Nominating
Strategic Planning
•  Other Directorships:  Trustmark National Bank

Kenneth W. Williams...............................65

•  President, Corinth Coca-Cola Bottling Works; President, Refreshments, Inc., and Refreshments of  Tennessee, Inc.; Secretary/Treasurer, Weaver Consolidated Group, Inc.
(Soft Drink Bottler)
•  Director of Trustmark since 1998
•  Trustmark Corporation Committees:
Audit and Finance
•  Other Directorships:  Trustmark National Bank

William G. Yates, Jr.................................65

•  President and CEO, The Yates Companies, Inc.
(Construction)
•  Director of Trustmark since 2001
•  Trustmark Corporation Committees:
Executive
Strategic Planning (Chair)
•  Other Directorships:  Trustmark National Bank

STOCK

Securities Ownership by Certain Beneficial Owners and Management

The following table reflects the number of Trustmark common shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers within the Executive Compensation section and (d) directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%.

	Shares
	Beneficially		Percent of
	Owned		Outstanding
Name	as of 03/01/07 (1)		Shares
Robert M. Hearin Foundation;	7,895,034	(2)	13.47%
Robert M. Hearin Support Foundation
Post Office Box 16505
Jackson, MS 39236
J. Kelly Allgood	63,777	(3)(4)
Reuben V. Anderson	30,848	(3)(5)
Adolphus B. Baker	12,500	(3)
William C. Deviney, Jr.	22,566	(3)
Duane A. Dewey	30,023	(14)
C. Gerald Garnett	18,389	(3)
Daniel A. Grafton	2,000	(6)
Richard G. Hickson	395,570	(7)(15)
Gerard R. Host	195,816	(8)(16)
John M. McCullouch	2,100	(17)
James M. Outlaw, Jr.	55,045	(9)(18)
Richard H. Puckett	89,264	(3)(10)
R. Michael Summerford	2,900	(19)
Harry M. Walker	176,305	(11)(12)(20)
Zach L. Wasson	---	(25)
Kenneth W. Williams	21,198	(3)
William G. Yates, Jr.	28,612	(13)(21)(22)
Directors and executive officers of Trustmark as a group	1,355,038	(23)(24)	2.3%

(1)	Includes options exercisable within 60 days of March 1, 2007.
(2)
Includes 383,928 shares owned by the Robert M. Hearin Foundation, 2,956,862 shares owned by the Robert M. Hearin Support Foundation, 4,281,244 shares owned by Capitol Street Corporation, and 273,000 shares owned by Bay Street Corporation. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman III, Daisy S. Blackwell, E.E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(3)	Includes 7,900 shares the individual has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans.
(4)	Includes 750 shares owned by spouse as to which Mr. Allgood has no voting or investment control.
(5)	Includes 1,411 shares owned by spouse and children as to which Mr. Anderson has no voting or investment control.
(6)	Includes 2,000 shares as to which Mr. Grafton shares voting and investment power with his spouse.
(7)	Includes 2,000 shares as to which Mr. Hickson shares voting and investment power with his spouse.
(8)	Includes 21,469 shares owned by spouse and children as to which Mr. Host has no voting or investment control.
(9)	Includes 122 shares owned by spouse as to which Mr. Outlaw has no voting or investment control.
(10)	Includes 79,714 shares owned by spouse and children as to which Mr. Puckett has no voting or investment control.
(11)	Includes 3,154 shares owned by children as to which Mr. Walker has no voting or investment control.
(12)	Includes 43,965 shares as to which Mr. Walker shares voting and investment power with his spouse.
(13)	Includes 12,276 shares as to which Mr. Yates shares voting and investment power with his spouse.
(14)
Includes 21,750 shares that Mr. Dewey has the right to acquire through the exercise of options and 6,000 shares of performance-based restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting.

(15)
Includes 299,250 shares that Mr. Hickson has the right to acquire through the exercise of options and 52,423 shares of performance-based restricted stock with respect to which Mr. Hickson has sole voting power but which cannot be transferred prior to vesting.

(16)
Includes 121,429 shares that Mr. Host has the right to acquire through the exercise of options and 26,902 shares of performance-based restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.

(17)	Includes 1,900 shares that Mr. McCullouch has the right to acquire through the exercise of options.
(18)
Includes 40,625 shares that Mr. Outlaw has the right to acquire through the exercise of options and 6,000 shares of performance-based restricted stock with respect to which Mr. Outlaw has sole voting power but which cannot be transferred prior to vesting.

(19)	Includes 1,900 shares that Mr. Summerford has the right to acquire through the exercise of options.

(20)
Includes 111,318 shares that Mr. Walker has the right to acquire through the exercise of options and 6,000 shares of performance-based restricted stock with respect to which Mr. Walker has sole voting power but which cannot be transferred prior to vesting.

(21)	Includes 6,900 shares that Mr. Yates has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans.
(22)	Includes 9,436 shares held by a corporation controlled by Mr. Yates for which he exercises voting rights.
(23)
Includes shares held directly or indirectly by 24 individuals: the persons listed herein, as well as Trustmark’s other remaining executive officers, the Treasurer and Principal Financial Officer and the General Counsel/Secretary.

(24)	Includes 9,635 shares pledged as security.
(25)
Mr. Wasson served as Treasurer of Trustmark and Chief Financial Officer of Trustmark National Bank until he separated from Trustmark on November 28, 2006, and is, therefore, included in this table as required.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2006, there was one late filing related to the late registration of C.P. Bryan as a Section 16(a) insider. Mr. Bryan’s Form 3 was filed four days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Human Resources Committee. As described on page 3 of this proxy statement, Trustmark’s Human Resources Committee of the Board of Directors (the Committee) is currently comprised of Messrs. Grafton (Chairman), Anderson, Deviney, Garnett and Summerford. The Committee operates under a written charter adopted by the Board of Directors. This charter is reviewed annually by the Committee and was last amended on October 10, 2006. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 4200(15) of the NASDAQ Marketplace Rules). In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.
The Committee’s charter requires that members of the Committee possess certain competencies, although each member of the Committee is not required to possess all of these competencies. One or more members of the Committee must:

•	demonstrate knowledge and understanding of human capital management issues, including corporate manager/officer selection, training, retention and succession planning,
•
be familiar with all components of management compensation (such as base salary, annual incentives, stock options and other long-term incentives, perquisites and supplemental benefits), understanding the link between compensation and performance and how compensation can be used to support Trustmark’s business strategy, and

•	demonstrate an ability to select and assess corporate officers, including experience or ability in developing officer selection criteria and creating performance standards and evaluation processes.

Board and Committee Process. The Committee is charged with ensuring that policies and practices are in place to facilitate (i) the development of Trustmark’s and its principal subsidiary, Trustmark National Bank’s (the Bank), management talent, (ii) orderly CEO succession, (iii) the setting of management and director compensation at competitive levels and (iv) Trustmark’s corporate social responsibility. One of the Committee’s primary roles is to initiate, develop and recommend for approval by the Board the compensation of the CEO. The Committee’s recommendation is based on its evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by the Committee’s external compensation consultant and internal data provided by human resources personnel. For compensation of the other named executive officers, the CEO and Director of Human Resources make recommendations to the Committee that generally, with minor adjustments, are approved by the Committee and then recommended to the Board of Directors for review and approval. The Committee also administers Trustmark’s equity-based compensation plans and deferred compensation plans. With respect to equity compensation awarded to other associates, the Committee reviews and recommends grants of stock options, performance-based restricted stock and time-vested restricted stock for approval by the Board, generally based upon the recommendation of the CEO. The Committee has delegated authority to the CEO to grant limited performance-based stock and option awards. The CEO and the Director of Human Resources interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative data as well as making recommendations. The Committee also reviews, on at least an annual basis, Trustmark’s management talent levels and management succession planning.

The CEO and the Director of Human Resources establish the agenda for committee meetings. The Committee reports regularly to the Board on matters relating to the Committee’s responsibilities. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. In 2006, the Committee met seven times. The Committee periodically meets with the CEO and the Director of Human Resources to assess progress toward meeting objectives set by the Board for both annual and long-term compensation.

Benchmarking. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, except that the Chairman of the Committee must obtain approval of the Board for engagements that exceed $10,000 annually. To ensure that Trustmark’s compensation programs are properly benchmarked, the Committee engaged Wachovia Employer Solutions Group, a compensation consultant, that provided compensation information to aid in the determination of competitive levels of executive pay. The compensation information is obtained from surveys and proxy statements of financial institutions in the United States. Some of the financial institutions are part of the peer group in the performance graph included in Trustmark’s Annual Report to shareholders accompanying this proxy statement. The compensation consultant provided specific compensation analysis and recommendations for the CEO and the President-General Banking for 2006 and has been engaged to provide market compensation comparisons (using both market data and peer data) of named executive officer positions for 2007. The compensation consultant participated in three committee meetings throughout the year and provided the Committee with data on market trends and overall compensation design. The Committee does not delegate authority to the compensation consultant nor other parties, other than the CEO for a limited number of equity awards.
For purposes of benchmarking Trustmark’s executive compensation in comparison to other companies with whom Trustmark competes for executive talent, in addition to the information provided by the compensation consultant, Trustmark’s human resources personnel also prepare compensation analyses of different executive positions, based on other sources available to them. Data and materials for review by the Committee are prepared by human resources personnel using market data from both broad-based and targeted national compensation surveys. Additionally, financial institution-focused industry analyses based on a review of peer company proxy statement data, professional research consortiums and nationally recognized compensation databases are provided. Such sources may include companies which are not financial institutions.

Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving performance goals. The following objectives serve as guiding principles for all compensation decisions:

•	Providing a competitive total compensation opportunity that will enable Trustmark to attract, retain and motivate highly qualified executives.
•
Aligning compensation opportunities with shareholder interests by making a portion of each named executive officer’s compensation dependent on Trustmark’s performance with respect to return on equity and earnings per share of Trustmark, in addition to strategic drivers such as operating efficiency, revenue growth and credit quality.

•	Providing an incentive for superior personal performance by making a portion of each named executive officer’s compensation dependent on realizing individual performance objectives.
•	Providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.
•
Ensuring that incentive compensation paid to named executive officers will normally be deductible for federal income tax purposes, but also recognizing that there are circumstances where deductibility is secondary and may not be obtained.

•	Ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.

In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, annual cash bonuses, equity-based compensation, costs of perquisites and any other form of compensation received from Trustmark. The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual bonuses, equity-based compensation, retirement benefits, and perquisites, each of which is a standard compensation component for named executive officers at other financial institutions. The Committee reviews and recommends compensation levels for management based on Trustmark’s performance, individual performance and experience, as well as market comparisons and company affordability. Based on its review, the Committee believes total compensation for Trustmark’s named executive officers is generally in line with compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. The individual components of such compensation may be higher or lower in some cases.

Allocation Among Components. Generally, the percentages of salary, bonus and equity-based compensation compared to total compensation are as follows:

	Typical Base	Typical Bonus	Typical Equity
	Salary	Target	Target

CEO,	45%	25%	30%
President-General
Banking

Other Named	55%	25%	20%
Executive Officers

In allocating compensation among these elements, the Committee believes that the compensation of the senior-most levels of management (the levels of management having the greatest ability to influence Trustmark’s performance) should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. In making this allocation, the Committee relies in part upon the comparative data provided by the compensation consultant and Trustmark’s human resources personnel, and in part on the recommendations of the CEO.

Base Salaries. Base salary constitutes the foundation of each named executive officer’s total compensation package and is the largest single component. Base salary is the only guaranteed cash payment the executive receives. Trustmark desires to provide its executive management with a level of assured cash compensation in the form of base salary that will attract and retain highly qualified executives. The Committee uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability.
The base salaries for Trustmark’s named executive officers for 2006 were established in the first quarter of 2006 after Trustmark’s 2005 financial information and performance was available. The Committee approved a mid-year increase in base salary for Mr. Outlaw in connection with his increased responsibilities managing the Texas banking operations following Trustmark’s acquisition of Republic Bancshares of Texas, Inc.
The compensation consultant evaluated competitive compensation levels and made recommendations for the CEO’s compensation for 2006. In establishing the CEO’s base salary, the Committee considered the compensation consultant’s analysis of salaries paid to CEOs within the group of peer institutions and also considered the CEO’s individual performance and contributions relative to Trustmark’s corporate goals during 2005. The Committee recommended a 3% base salary increase for the CEO for 2006, consistent with the overall base salary increase available for all associates.
In establishing the base salaries of Trustmark’s other named executive officers for 2006, the Committee considered the recommendations of the CEO. The CEO’s recommendations were based on individual responsibility level, individual and company performance for 2005, total compensation history from 2001-2005 for each named executive officer, comparative market data for similar positions provided by the compensation consultant and human resources personnel, and a general understanding of executive compensation for the financial services industry. In evaluating performance for the other named executive officers for 2005 for the Committee, the CEO used the same metrics that were used for determining annual incentive plan awards (corporate drivers, strategic drivers and, for named executive officers in a particular business unit, line of business goals). The Committee considered each of these factors but did not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating each officer’s overall span of responsibility and control. After considering these factors, the Committee recommended a 3% increase in the base salaries for other named executive officers for 2006, with the exception of the Chief Financial Officer, who received a 10% base salary increase for 2006 to make his salary more competitive with the market.
Effective March 1, 2006, the Committee approved the following 2006 base salaries for named executive officers:

Name	2006 Base Salaries
Richard G. Hickson	$ 705,550
Gerard R. Host	$ 360,500
Harry M. Walker	$ 282,220
Duane A. Dewey	$ 273,465
James M. Outlaw, Jr.	$ 220,000
Zach L. Wasson	$ 220,000

Annual Cash Bonuses. The Committee’s practice is to award cash bonuses based upon the achievement of performance objectives in accordance with an annual management incentive plan. Cash bonuses constitute the second largest component of each named executive officer’s total compensation package and constitute the largest cash component tied specifically to company performance. Cash bonuses are designed to reward achieving company goals and objectives, the annual performance of Trustmark and individual business units and individual contributions to corporate and business unit results. Performance determines whether or not an executive will receive an annual cash bonus and may also result in an upward adjustment to his future base salary. Key features of the annual management incentive plan include the following:

•	a primary emphasis on corporate performance as measured by return on equity and earnings per share,
•	a qualitative assessment of strategic achievements in areas of management including operating efficiency, revenue growth, credit quality and net income, and
•	a structured, objective approach to determine cash bonuses.

At the beginning of each year, the CEO recommends to the Committee cash bonus target levels for named executive officers stated as a percentage of base salary, utilizing predetermined goals such as return on equity and earnings per share. In addition to recommendations by the CEO, the Committee reviews market compensation data prepared by the compensation consultant and human resources personnel to ensure that target levels provide opportunity to earn bonuses and are competitive with Trustmark’s peer institutions. The Committee then recommends these target levels for approval by the Board. The comparative data indicated that Trustmark’s 2006 target levels for cash bonuses were competitive with the peer groups.
For 2006, target levels for named executive officers were based on varying measured weightings with respect to corporate performance, strategic operational drivers and business unit goals. For the CEO, target levels were weighted 75% on corporate performance (measuring actual results for earnings per share and return on equity compared to Trustmark’s profit plan performance targets) and 25% on actual results for specific strategic operational drivers such as operating efficiency, revenue growth, credit quality and net income compared to Trustmark’s profit plan. For named executive officers working in specific business units, target levels were weighted 40% on corporate performance goals, 30% on strategic operational drivers and 30% on specific business unit net income. For other named executive officers not working in a specific business unit, target levels were weighted 30% to 40% on corporate performance and 60% to 70% on strategic operational drivers.
Except in the case of the CEO, the named executive officer target levels for 2006 provided for cash bonus opportunities in the range of 40% to 60% of their base salaries. The cash bonus payout percentage, if any, ranged from a threshold (75%), to a target (100%) to a maximum (150%), depending on performance against the stated targets. In accordance with the management incentive plan, if the target corporate performance measures are not achieved, the Board may exercise its discretion to not award cash bonuses under the plan. The objective was to set bonus targets such that payouts under the management incentive plan at the target levels or slightly above are achievable.
In accordance with the terms of his employment agreement, the CEO’s target level for 2006 was 70% of base salary with a potential maximum of 100% of base salary. In January 2007, the Committee reviewed Trustmark’s actual performance in 2006 compared to target levels for corporate performance, strategic operational drivers and approved a bonus payout of approximately 93% of the cash bonus target potential for the CEO.
In prior years, the Committee exercised discretion under the management incentive plan to increase cash bonus payouts when the Committee felt an individual’s performance warranted an increase. The only discretionary cash bonus made in 2006 was to Mr. Outlaw in connection with his increased responsibilities managing the Texas operations. For 2006, Trustmark awarded the following cash bonuses under the management incentive plan which were paid during the first quarter of 2007:

Name	2006 Annual Cash Bonus
Richard G. Hickson	$ 457,568
Gerard R. Host	$ 220,442
Harry M. Walker	$ 126,323
Duane A. Dewey	$ 126,280
James M. Outlaw, Jr.	$ 94,518

Zach L. Wasson forfeited his 2006 Annual Cash Bonus when he separated from Trustmark.

Equity-Based Compensation. Trustmark believes strongly that equity-based awards are an integral part of total compensation for named executive officers and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards constitute the largest non-cash component of each named executive officer’s total compensation package and are tied specifically to company performance and return on equity. Historically, the primary form of equity compensation consisted of stock options. The Committee selected stock options because of the favorable accounting and tax treatments and the near universal expectation by executives in the financial services industry that they would receive this type of award. Beginning in 2005, in recognition of the trend among financial institutions toward performance-based equity compensation, to provide a stronger correlation between performance and incentive-based compensation without increasing Trustmark’s costs and based on the advice of the compensation consultant, the Committee began granting performance-based restricted stock instead of stock options. In 2005, the Committee awarded performance-based restricted stock to the CEO and to the President-General Banking and stock options to the other named executive officers. In 2006, all named executive officers were granted performance-based restricted stock rather than stock options. The Committee believes that performance-based restricted stock grants, which are tied to the increase in value of Trustmark stock and return on equity, provide an effective means of delivering incentive compensation, a stable reward for achievement of long-term objectives and an effective means of executive retention. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.
The Trustmark Corporation 2005 Stock and Incentive Compensation Plan:

•
authorizes the granting of restricted stock, restricted stock units, performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,

•	provides for the ability to base an individual’s performance goals on specified corporate and business unit criteria, and
•	establishes the maximum amount of restricted stock, stock options, SARs, and other incentive awards that can be granted to a participant in any given year.

The Committee determines the annual dollar amount of equity compensation to award and then grants shares of performance-based restricted stock that have a fair market value equal to that amount on the date of grant based on an assumed 100% vesting. Effective January 2007, Trustmark began determining fair market value based upon the closing price of Trustmark stock on the date of determination. Prior to 2007, Trustmark determined fair market value based upon the average between the high and low price of Trustmark stock on the date of determination. With the exception of significant promotions and new hires, awards are generally made by the Committee at the first meeting of each year. For the 2006 fiscal year, awards were made on February 1, 2006. Awards are made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any awards to earnings announcements or other market events is coincidental.
Restricted stock awards granted to named executive officers are “performance-vesting.” For restricted stock to be earned, certain performance goals must be reached within the three-year period covered by the awards. The recipient must remain employed by Trustmark through the end of the performance period for restricted stock to vest. Performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the desired, results are achieved. Performance goals were approved by shareholders in connection with their approval in 2005 of the incentive compensation plan. Awards that are dependent upon the plan’s performance goals are generally deductible for tax purposes.
For awards that were made in 2006, performance goals for the CEO and other named executive officers are the same. The awards vest based on the achievement of target percentages related to return on average equity (50%), with vesting up to and including 100%, and total shareholder return (50%), with vesting up to and including 100%, compared to a defined peer group. The performance period began January 1, 2006, and continues through December 31, 2008. The targets for performance goals reflect Trustmark’s confidential strategic plans, and are not disclosed publicly for competitive reasons.
In the event of an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or the occurrence of a change in control, partial vesting occurs based on return on average equity and total shareholder return through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the return on average equity and total shareholder return targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, an additional award of service-based restricted stock (excess shares) will be issued. The number of excess shares issued equals the number of shares awarded initially to that executive multiplied by the vesting percentage over 100%. Any such awarded excess shares will vest on December 31, 2011. Accelerated vesting of excess shares may also occur on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or the occurrence of a change in control. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the shares vest.

Named executive officers received equity-based grants in 2006 as follows (based on a $28.25 per share value):

Name	2006 Equity-Based Grants
Richard G. Hickson	$ 494,375
Gerard R. Host	$ 254,250
Harry M. Walker	$ 84,750
Duane A. Dewey	$ 84,750
James M. Outlaw, Jr.	$ 84,750

Zach L. Wasson forfeited his 2006 Equity-Based Grant when he separated from Trustmark.

For performance-based restricted stock awards that are made in 2007, the Committee decided to retain the approach used in 2006, except that the ROAE performance goal will be changed to a return on average tangible equity (ROATE). Tangible equity excludes identifiable intangible assets, which means that performance is not unduly reduced by acquisitions requiring the booking of intangible assets (such as the Republic Bancshares of Texas, Inc. acquisition). This change was made because the Committee believes the ROATE target more accurately reflects Trustmark’s performance in accordance with its strategic plans.

Severance Benefits. Trustmark believes that companies should provide reasonable severance benefits to associates. With respect to Messrs. Hickson, Host and Walker, these severance benefits should reflect the fact that it may be difficult for senior executives to find comparable employment within a short period of time. The Committee believes that the company should separate itself from the former associate as soon as practicable. The Committee prefers to pay a lump-sum severance payment rather than provide salary continuation payments.

Executive Deferral Plan. Trustmark maintains a supplemental retirement plan to provide additional retirement benefits to executives. The plan enables the executives to receive retirement benefits equal to 50% of their covered salaries (as opposed to an arbitrary compensation limit set for tax qualified retirement plans). The Committee believes the plan is competitive with Trustmark’s peer financial institutions. The supplemental retirement plan is described in more detail under “Executive Deferral Plan” on page 22.

Employment Agreements. Executive management has contributed significantly to the success of Trustmark, and the Committee believes that it is important to protect them in the event of a change in control. Further, the Committee believes that the interests of shareholders will be best served if the interests of executive management are aligned with theirs, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Messrs. Hickson, Host and Walker have change in control agreements in their employment agreements with Trustmark. Relative to the overall value of Trustmark, these potential change in control benefits are relatively minor. The cash components of the change in control benefits are paid in a lump-sum and relate to the executive’s base salary immediately prior to termination plus the highest annual bonus amount earned in any of the three years preceding the year of the change in control for Mr. Hickson and in any of the two years preceding the year of the change in control for Messrs. Host and Walker. In addition, Mr. Hickson is entitled to have his home purchased by Trustmark under certain circumstances if he is unable to sell his home after termination following a change in control. The employment agreements entered into with Messrs. Hickson, Host and Walker are described under “Employment Agreements” on page 25, and the amounts which would have been payable assuming a termination event at December 31, 2006, are shown in the Potential Payments Upon Termination or Change in Control table on page 24.
Trustmark’s change in control benefits are “double trigger,” which means that the benefits under them are payable only if the executive’s employment is terminated other than for cause, death, disability or retirement or if the executive resigns for good reason within three years after a change in control for Mr. Hickson and within two years for Messrs. Host and Walker. In the event of a termination following a change in control, health and other insurance benefits continue for one year corresponding to termination benefits and all unvested stock options immediately vest. In addition, terminated associates would be entitled to receive any benefits that they otherwise would have been entitled to receive under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan) and supplemental retirement plan (Executive Deferral Plan), although those benefits are not increased or accelerated. Trustmark believes that these levels of benefits are consistent with the general practice among its peers, although a study has not been conducted to confirm this. The Committee has determined that a gross up payment to make an executive whole for any golden parachute excise tax is not currently appropriate. The Committee also believes that an executive should receive the entire change in control benefits which he or she expects; thus, it does not believe that an executive’s change in control benefits should be reduced to avoid the golden parachute excise tax, or to avoid non-deductibility of excess parachute payments by Trustmark, unless a reduction will cause the executive to receive more after-tax than without a reduction.

Perquisites; Other Compensation. Perquisites received by the CEO and other named executive officers are reviewed annually. Generally, Trustmark limits the types of perquisites offered to named executive officers as shown in the All Other Compensation for 2006 table on page 19. In addition to the cash and equity compensation described above, named executive officers received the same benefit package available to all salaried associates. This package includes:

•	health and dental insurance (portion of costs),
•	basic life insurance,
•	long-term disability insurance,
•	participation in the Trustmark Capital Accumulation Plan (previously known as the Pension Plan through December 31, 2006), and
•	participation in Trustmark’s 401(k) plan, including a company match.

Trustmark also provides retirement and change of control benefits described above. Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for each of the named executive officers. Relocation benefits are also reimbursed but are individually negotiated when they occur.

Deductibility of Compensation. The Committee carefully considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to Trustmark’s named executive officers. The Committee believes it is in Trustmark’s best interest, and that of its shareholders, to comply with the requirements of Section 162(m), but the Committee intends to preserve the flexibility to reward named executive officers consistent with Trustmark’s compensation philosophy for each compensation element. It is the Committee’s intent that grants of stock options, performance-based restricted stock and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to cause non-deductibility under Section 162(m). However, the Committee believes the retention of discretion to make or adjust bonus or incentive awards after the fact is conducive to attaining the best financial and strategic results for Trustmark. For that reason, Trustmark’s annual bonus program is currently designed to provide compensation that may not be deductible under Section 162(m) where a named executive’s total compensation, which is not performance-based compensation for Section 162(m) purposes, exceeds $1,000,000 and hence, is subject to the $1,000,000 deduction limit under Section 162(m). For 2006, Section 162(m) did not limit the deductibility of any compensation paid to named executive officers. At the current time, the Committee anticipates that the only compensation that may not be fully deductible in the future under Section 162(m) is that of the CEO.

Stock Ownership Guidelines. Trustmark does not have specific established stock ownership guidelines for any of its officers. The Board believes that management’s current ownership of Trustmark stock provides adequate incentives for long-term performance without imposing specific ownership requirements.

Summary Compensation Table for 2006

The following table summarizes the compensation components for the CEO and each of the next five most highly compensated executive officers, including Mr. Wasson, who separated from Trustmark on November 28, 2006. The table includes base salary, cash incentives paid or accrued for 2006, as well as amounts for equity awards (stock and option awards), retirement benefits and other miscellaneous compensation. Amounts for equity awards reflect the dollar amounts recognized by Trustmark for financial reporting purposes, not amounts actually received by the named executive officer and include awards granted in and prior to 2006, including performance-based restricted stock awards that vest only if the related performance measures are achieved. The retirement benefit dollars reflected below represent the change in the present value of potential future benefits the officer might receive upon vesting.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard G. Hickson	2006	$ 702,152	---	$ 375,846	$ 147,645	$ 457,568	$ 363,491	$ 53,987	$ 2,100,689
Chairman, President and CEO,
Trustmark Corporation;
Chairman and CEO,
Trustmark National Bank
Gerard R. Host (6)	2006	$ 358,752	---	$ 192,551	$ 82,025	$ 220,442	$ 9,786	$ 16,039	$ 879,595
President
General Banking,
Trustmark National Bank
Harry M. Walker	2006	$ 280,861	---	$ 26,545	$ 68,849	$ 126,323	$ 21,959	$ 16,638	$ 541,175
President
Jackson Metro,
Trustmark National Bank
Duane A. Dewey	2006	$ 272,148	---	$ 26,545	$ 62,667	$ 126,280	$ 40,950	$ 15,848	$ 544,438
President
Wealth Management,
Trustmark National Bank
James M. Outlaw, Jr.	2006	$ 239,170	$ 70,000	$ 26,545	$ 32,826	$ 94,518	$ 51,139	$ 31,766	$ 545,964
President and COO,
Trustmark-Texas
Zach L. Wasson (7)	2006	$ 196,789	---	---	$ 32,826	---	$ 10,687	$ 24,013	$ 264,315
Former Treasurer,
Trustmark Corporation;
Executive Vice President and
Chief Financial Officer,
Trustmark National Bank

(1)	Mr. Outlaw was paid an incentive bonus for relocating to Texas.
(2)
The amounts in these columns do not reflect compensation actually received by the named executive officer during 2006. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for stock and option awards pursuant to Trustmark’s stock and incentive compensation plans, and include amounts from awards granted in and prior to 2006, including performance-based restricted stock awards that will vest only if the related performance measures are achieved. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2006, included in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(3)	Annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.”
(4)
The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s accrued benefits under the Trustmark Capital Accumulation Plan, previously known as the Pension Plan through December 31, 2006, and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not yet vested.

(5)	See the following table for details of all other compensation.
(6)	At December 31, 2006, Mr. Host was interim Principal Financial Officer.
(7)
In connection with Mr. Wasson’s separation from Trustmark on November 28, 2006, he received no portion of the non-equity incentive plan award for 2006 or the equity incentive plan award for 2006 reported in the Grants of Plan-Based Awards table on page 19. Mr. Wasson forfeited 11,375 unvested stock options granted under Trustmark’s stock and incentive compensation plans with exercise prices ranging from $24.09 to $28.28 and 3,000 shares of unvested restricted stock.

All Other Compensation for 2006

The detail of all other compensation is included in the following table:

Company-
Paid
	Airplane	Auto	Moving	Tax Gross-Ups	Club	Earned	401(k)	Insurance
	Allowance	Allowance	Expense	Reimbursements	Dues	Vacation	Match	Premiums	Total
Name	($)(1)	($)	($)	($)	($)	($)(2)	($)	($)	($)
Richard G. Hickson	$ 36,614	---	---	---	$ 5,493	---	$ 9,900	$ 1,980	$ 53,987
Gerard R. Host	---	---	---	---	$ 5,449	---	$ 9,900	$ 690	$ 16,039
Harry M. Walker	---	---	---	---	$ 5,448	---	$ 9,900	$ 1,290	$ 16,638
Duane A. Dewey	---	---	---	---	$ 5,498	---	$ 9,900	$ 450	$ 15,848
James M. Outlaw, Jr.	---	$ 7,500	$ 10,059	$ 3,617	---	---	$ 9,900	$ 690	$ 31,766
Zach L. Wasson	---	---	---	---	$ 5,019	$ 8,462	$ 9,900	$ 632	$ 24,013

(1)
The aggregate incremental cost of Mr. Hickson’s personal use of the corporate airplane is determined on a per flight basis and includes the cost of actual fuel used, the cost of on-board catering, the hourly cost of airplane maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred.

(2)	In connection with Mr. Wasson’s separation from Trustmark, he received a lump sum payment representing unused vacation days for 2006.

Grants of Plan-Based Awards for 2006

The following table summarizes certain information with respect to incentive-based cash and restricted stock awards granted to the named executive officers during or for the year ended December 31, 2006, under Trustmark’s stock and incentive compensation plans, and reflects the amounts that could have been paid under each such award.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Equity Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Options Awards ($)	Fair Value of Stock and Option Awards ($)(3)
Richard G. Hickson	2/1/2006	$370,388	$ 493,850	$ 705,550	4,375	17,500	35,000	---	---	---	$ 518,928
Gerard R. Host	2/1/2006	$162,225	$ 216,300	$ 324,450	2,250	9,000	18,000	---	---	---	$ 266,877
Harry M. Walker	2/1/2006	$95,249	$ 126,999	$ 190,499	750	3,000	6,000	---	---	---	$ 88,959
Duane A. Dewey	2/1/2006	$92,294	$ 123,059	$ 184,589	750	3,000	6,000	---	---	---	$ 88,959
James M. Outlaw, Jr.	2/1/2006	$75,000	$ 100,000	$ 150,000	750	3,000	6,000	---	---	---	$ 88,959
Zach L. Wasson (4)	2/1/2006	$66,000	$ 88,000	$ 132,000	750	3,000	6,000	---	---	---	$ 88,959

(1)
The amounts shown in these columns reflect the minimum possible payment level (threshold) under the award, which is 75% of the target amount shown, and the maximum possible payment under the award, which is 150% of the target, except for Richard G. Hickson, whose maximum cannot exceed his base salary. All of these amounts are percentages of the individual’s 2006 base salary as of March 1, 2006. The actual amount of the award earned was determined by the Human Resources Committee on February 15, 2007, and was paid shortly thereafter and is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 18.

(2)
Reflects the number of performance-based restricted stock awards granted on February 1, 2006, under the stock and incentive compensation plans. The awards vest based on the achievement of target percentages related to return on average equity (50%), with vesting up to and including 100%, and total shareholder return (50%), with vesting up to and including 100%, compared to a defined peer group. The performance period began January 1, 2006, and continues through December 31, 2008. In the event of the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or the occurrence of a change in control, partial vesting occurs based on return on average equity and total shareholder return through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the return on average equity and total shareholder return targets is achieved in the aggregate (with the maximum being 200%) for the executive who remains employed for the entire performance period, an additional award of service-based restricted stock (excess shares) will be issued. The number of excess shares issued equals the number of shares awarded initially to that executive multiplied by the vesting percentage over 100%. Any such awarded excess shares will vest on December 31, 2011. Accelerated vesting of these excess shares may also occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or the occurrence of a change in control. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the shares vest.

(3)
The amounts in this column reflect the grant date fair value of $29.65 per share for the performance-based restricted stock awarded to each executive for 2006, computed in accordance with FAS 123(R). The amounts shown in this column do not reflect any excess shares that may be awarded in the future.

(4)	In connection with Mr. Wasson’s separation from Trustmark, he forfeited his non-equity and equity awards.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table includes certain information with respect to all previously awarded unexercised options held by named executive officers at December 31, 2006.

		Option Awards
				Equity Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying	Option
		Unexercised	Unexercised	Unexercised	Exercise	Option
	Grant Date	Options	Options	Unearned Options	Price	Expiration
Name	(1)	(# Exercisable)	(# Unexercisable)	(#)	($)	Date
Richard G. Hickson	5/12/1998	38,000	---	---	$ 22.56	5/12/2008
	5/11/1999	42,000	---	---	$ 22.78	5/11/2009
	5/9/2000	46,500	---	---	$ 18.06	5/9/2010
	5/8/2001	49,000	---	---	$ 21.68	5/8/2011
	4/9/2002	45,000	---	---	$ 25.46	4/9/2012
	4/15/2003	30,636	14,364	---	$ 24.09	4/15/2013
	4/20/2004	22,500	22,500	---	$ 27.30	4/20/2014
		273,636	36,864
Gerard R. Host	5/12/1998	10,568	---	---	$ 22.56	5/12/2008
	5/11/1999	12,111	---	---	$ 22.78	5/11/2009
	5/9/2000	18,500	---	---	$ 18.06	5/9/2010
	5/8/2001	19,500	---	---	$ 21.68	5/8/2011
	4/9/2002	17,000	---	---	$ 25.46	4/9/2012
	4/15/2003	15,636	9,364	---	$ 24.09	4/15/2013
	4/20/2004	12,500	12,500	---	$ 27.30	4/20/2014
		105,815	21,864
Harry M. Walker	5/12/1998	10,568	---	---	$ 22.56	5/12/2008
	5/11/1999	16,500	---	---	$ 22.78	5/11/2009
	5/9/2000	18,500	---	---	$ 18.06	5/9/2010
	5/8/2001	19,500	---	---	$ 21.68	5/8/2011
	4/9/2002	17,000	---	---	$ 25.46	4/9/2012
	4/15/2003	8,136	6,864	---	$ 24.09	4/15/2013
	4/20/2004	7,500	7,500	---	$ 27.30	4/20/2014
	5/10/2005	3,000	12,000	---	$ 28.28	5/10/2012
		100,704	26,364
Duane A. Dewey	8/25/2003	7,500	2,500	---	$ 26.52	8/25/2013
	4/20/2004	7,500	7,500	---	$ 27.30	4/20/2014
	5/10/2005	3,000	12,000	---	$ 28.28	5/10/2012
		18,000	22,000
James M, Outlaw, Jr.	5/12/1998	3,500	---	---	$ 22.56	5/12/2008
	5/11/1999	4,500	---	---	$ 22.78	5/11/2009
	5/9/2000	5,000	---	---	$ 18.06	5/9/2010
	5/8/2001	7,500	---	---	$ 21.68	4/8/2011
	4/9/2002	6,500	---	---	$ 25.46	4/9/2012
	4/15/2003	4,875	1,625	---	$ 24.09	4/15/2013
	4/20/2004	3,750	3,750	---	$ 27.30	4/20/2014
	5/10/2005	1,500	6,000	---	$ 28.28	5/10/2012
		37,125	11,375
Zach L. Wasson (2)	---	---	---	---	---	---

(1)
Non-qualified stock options granted prior to 2005 under the 1997 Long-Term Incentive Plan become exercisable in four equal installments on each annual anniversary of the grant date. Incentive stock options granted under this plan become 100% vested at the end of four years. Non-qualified stock options granted May 10, 2005, under the 2005 Stock and Incentive Compensation Plan, become exercisable in five equal installments on the annual anniversary of the grant date. No incentive stock options have been granted under this plan.

(2)
At December 31, 2006, Mr. Wasson held no options outstanding. In connection with his separation from Trustmark on November 28, 2006, Mr. Wasson exercised all of his vested options, and all unvested options were forfeited at separation.

Outstanding Equity Awards at 2006 Fiscal Year-End (continued)

The following table includes certain information with respect to all previously awarded unvested performance-based restricted stock awards held by named executive officers at December 31, 2006.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Richard G. Hickson	5/10/2005	---	---	17,423	$ 569,906
	2/1/2006	---	---	17,500	$ 572,425
				34,923	$ 1,142,331
Gerard R. Host	5/10/2005	---	---	8,902	$ 291,184
	2/1/2006	---	---	9,000	$ 294,390
				17,902	$ 585,574
Harry M. Walker	2/1/2006	---	---	3,000	$ 98,130
Duane A. Dewey	2/1/2006	---	---	3,000	$ 98,130
James M. Outlaw, Jr.	2/1/2006	---	---	3,000	$ 98,130
Zach L. Wasson (3)	---	---	---	---	---

(1)
For stock granted May 10, 2005, this column reflects the number of performance-based restricted stock awards granted under the 2005 Stock and Incentive Compensation Plan. The awards vest based on achievement of return on average equity (ROAE) targets, with the vesting up to and including 100% based on ROAE, and total shareholder return (TSR) targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over an April 1, 2005 through December 31, 2007 performance period provided the awardee remains employed through the end of the performance period. Partial time-weighted performance vesting occurs based on ROAE and TSR through the end of the calendar quarter prior to an executive’s death, disability, termination by Trustmark without cause or termination by the employee for good reason or the occurrence of a change in control. If a greater than 100% vesting level with respect to the ROAE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, then an additional award of service-based restricted stock (“excess shares”) will be issued in the first 2 1/2 months after the end of the performance period equal to the number of shares awarded initially to that executive multiplied by the vesting over 100%. Any such awarded excess shares will vest on the earlier of the date of the shareholders’ meeting in 2010 or May 31, 2010. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, termination by Trustmark without cause or termination by the executive for good reason or the occurrence of a change in control. The amounts shown in this column do not reflect any excess shares that may be awarded in the future. Dividends on the initial performance-based restricted stock awards are accumulated and will vest and be paid when and to the extent the initial performance-based restricted stock vests. Dividends on any excess shares issued will be accumulated and will vest and be paid when and to the extent the excess shares vest. For stock granted February 1, 2006, see footnote (2) to the Grants of Plan-Based Awards for 2006 table on page 19 for discussion of the vesting schedule of these performance-based restricted stock awards.

(2)	Value of Unearned Shares is the number of shares multiplied by the closing market price of Trustmark’s common stock on December 31, 2006, which was $32.71 per share.
(3)	At December 31, 2006, Mr. Wasson held no unvested stock awards. In connection with his separation from Trustmark in November 2006, all of Mr. Wasson’s unvested stock awards were forfeited.

Option Exercises and Stock Vested for 2006

The following table represents the value realized on stock option exercises during 2006.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard G. Hickson	11,440	$ 212,998	---	---
Gerard R. Host	440	$ 8,086	---	---
Harry M. Walker	440	$ 8,086	---	---
Duane A. Dewey	---	---	---	---
James M. Outlaw, Jr.	---	---	---	---
Zach L. Wasson	37,125	$ 333,312	---	---

(1) Value realized is the gross number of options exercised multiplied by the closing market price of Trustmark’s common stock on the date of exercise less the strike price.

Pension Benefits for 2006

The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan, previously known as the Pension Plan through December 31, 2006, and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s financial statements.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Richard G. Hickson	Trustmark Capital Accumulation Plan	10	$ 196,545	---
	Executive Deferral Plan	9	$ 2,316,235	---
Gerard R. Host	Trustmark Capital Accumulation Plan	23	$ 170,856	---
	Executive Deferral Plan	14	$ 669,231	---
Harry M. Walker	Trustmark Capital Accumulation Plan	36	$ 259,776	---
	Executive Deferral Plan	14	$ 719,595	---
Duane A. Dewey	Trustmark Capital Accumulation Plan	3	$ 21,427	---
	Executive Deferral Plan	3	$ 104,449	---
James M. Outlaw, Jr.	Trustmark Capital Accumulation Plan	11	$ 104,340	---
	Executive Deferral Plan	8	$ 303,796	---
Zach L. Wasson	Trustmark Capital Accumulation Plan	17	$ 140,028	---
	Executive Deferral Plan	7	$ 265,821	---
(1)	The following information reflects the actual years of service with Trustmark for each named executive officer: Hickson - 9, Host - 22, Walker - 34, Dewey - 3, Outlaw - 10, Wasson - 19.
(2)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.
(3)
The Present Value of Accumulated Benefit values are based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2006.

Trustmark Capital Accumulation Plan

Trustmark maintains a non-contributory pension plan for associates who are twenty-one years of age or older and who have completed one year of service with a prescribed number of hours of credited service and who were last hired prior to January 1, 2007. Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service is earned. Effective January 1, 2007, the annual benefit accrual rate for each future year of service was reduced by 50%. Compensation consists of W2 taxable income adjusted for associate contributions to 401(k), qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission based. For 2006, the maximum benefit allowable by the Internal Revenue Service was $175,000 and the maximum covered compensation was $220,000. The table above assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2006, and thereafter. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.

Executive Deferral Plan

Trustmark provides named executive officers with a non-qualified defined benefit plan, which provides a supplemental retirement benefit to named executive officers selected for plan participation by the Human Resources Committee. The retirement benefit is payable for life, but not less than ten years, and normally commences at normal retirement age (65). Benefits payable pursuant to the plan are not subject to deduction for social security benefits.
The plan provides retirement and death benefits based upon a retirement benefit amount for each participant established by the Human Resources Committee. The retirement benefit amount is based on the named executive officer’s level of responsibilities and, in part, on his specified covered salary.

The following table sets forth, as to each named executive officer, retirement benefits currently anticipated to be paid at normal retirement (the anticipated normal retirement benefit).

Name	Annual Benefit
Richard G. Hickson	$ 300,000
Gerard R. Host	$ 150,000
Harry M. Walker	$ 125,000
Duane A. Dewey	$ 100,000
James M. Outlaw, Jr.	$ 75,000
Zach L. Wasson	$ 52,500

Normal retirement is considered separation of service at or after age 65. The plan permits early retirement, with Human Resources Committee consent, at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation. The deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation not over ten. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

Non-qualified Deferred Compensation for 2006

Trustmark’s Non-qualified Deferred Compensation Plan allows executives to defer pre-tax up to 90% of base annual salary and/or 100% of cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income account is credited with investment gains (or losses) based on investment elections from twenty-four investment options. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates. The following table provides information relating to the named executive officer’s participation in the plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Richard G. Hickson	$ 137,550	---	$ 253,669	---	$ 2,316,111
Gerard R. Host	$ 185,514	---	$ 156,667	---	$ 1,439,906
Harry M. Walker	---	---	$ 5,355	$ 30,778	$ 35,843
Duane A. Dewey	$ 25,904	---	$ 11,127	---	$ 91,775
James M. Outlaw, Jr.	$ 19,102	---	$ 16,405	---	$ 120,653
Zach L. Wasson	$ 10,000	---	$ 4,708	---	$ 37,146

(1)	All amounts for each named executive officer are reported as 2006 salary in the Summary Compensation Table on page 18.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments upon termination or upon a change in control of Trustmark for the following named executive officers: Richard G. Hickson, Gerard R. Host, Harry M. Walker, Duane A. Dewey and James M. Outlaw, Jr. Mr. Wasson separated from Trustmark effective November 28, 2006, and received no incremental compensation or benefit payments upon his separation, other than earned vacation of $8,462, which is reported in the Summary Compensation Table on page 18.

		Non-CIC	CIC
Name	Incremental Compensation and Benefit Payments	Termination by Company Without Cause or for Good Reason under Employment Agreement	Termination by Company Without Cause or for Good Reason under Employment Agreement
Richard G. Hickson	Severance	---	$ 1,163,068
	Covenant Payment (1)	$ 2,326,136	$ 2,326,136
	Stock Options -Accelerated Vesting (2)(3)	---	$ 245,536
	Restricted Stock -Accelerated Vesting (2)(3)(4)(5)	$ 553,476	$ 553,476
	Executive Deferral Plan (6)(7)	---	$ 257,359
	Health & Welfare Benefits (8)	---	---
	Totals	$ 2,879,612	$ 4,545,575
Gerard R. Host	Severance	---	$ 580,942
	Covenant Payment (1)	$ 580,942	$ 580,942
	Stock Options -Accelerated Vesting (2)(3)	---	$ 148,336
	Restricted Stock -Accelerated Vesting (2)(3)(4)(5)	$ 283,429	$ 283,429
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (9)	---	$ 3,089
	Totals	$ 864,371	$ 1,596,738
Harry M. Walker	Severance	---	$ 408,543
	Covenant Payment (1)	$ 408,543	$ 408,543
	Stock Options -Accelerated Vesting (2)(3)	---	$ 152,896
	Restricted Stock -Accelerated Vesting (2)(3)(4)(5)	$ 32,710	$ 32,710
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (9)	---	$ 2,875
	Totals	$ 441,253	$ 1,005,567
Duane A. Dewey	Severance	---	---
	Covenant Payment	---	---
	Stock Options -Accelerated Vesting (2)(3)	---	$ 109,223
	Restricted Stock -Accelerated Vesting (2)(3)(4)(5)	$ 32,710	$ 32,710
	Executive Deferral Plan (6)(7)	---	$ 174,082
	Health & Welfare Benefits	---	---
	Totals	$ 32,710	$ 316,015
James M. Outlaw, Jr.	Severance	---	---
	Covenant Payment	---	---
	Stock Options -Accelerated Vesting (2)(3)	---	$ 60,875
	Restricted Stock -Accelerated Vesting (2)(3)(4)(5)	$ 32,710	$ 32,710
	Executive Deferral Plan (6)(7)	---	$ 75,949
	Health & Welfare Benefits	---	---
	Totals	$ 32,710	$ 169,534

(1)
Payments pursuant to each named executive officer’s respective employment agreement in consideration of the executive’s covenants relating to confidentiality and two-year non-solicitation and non-competition commitments.

(2)
Under a change in control without termination, the executive is entitled to the acceleration of his unvested stock options and a pro-rata portion, based on actual performance to date, of any unvested restricted stock. The value of stock options is based on the spread between the assumed fair market value of $32.71 per share as of December 31, 2006, and the applicable exercise price for each option. The value of the restricted stock is also based on the assumed fair market value upon vesting of $32.71 as of December 31, 2006.

(3)
Upon a change in control without termination of employment, the executive is entitled to accelerated vesting of unvested stock options and a pro-rata portion, based on actual performance to date, of his unvested restricted stock. No other incremental compensation or benefits are payable in such change in control event.

(4)
For awards granted after 2005, upon retirement at age 65 or older, the executive is entitled to the acceleration of a pro-rata portion, based on actual performance to date, of his unvested restricted stock.

(5)	Upon death or disability, the executive is entitled to the acceleration of a pro-rata portion, based on actual performance to date, of his unvested restricted stock.
(6)	Upon death, an incremental death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(7)
Incremental Executive Deferral Plan benefit amount is equal to the present value difference between the benefit at normal retirement date and the deferred benefit accrued to date, calculated by adding five years of service, up to a maximum of ten total years of participation. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension Benefits table using a 6% rate for present value computations. Mr. Hickson was awarded one additional year of service for purposes of this calculation. Messrs. Host and Walker were already fully vested as of December 31, 2006, and did not receive any incremental benefit from this provision. Mr. Dewey was awarded five additional years of service, and Mr. Outlaw was awarded two additional years of service.

(8)	Mr. Hickson was not covered during 2006 by any Trustmark health and welfare benefit programs.
(9)	Executive is entitled to twelve months of continuous health and welfare benefit payments upon a change in control.

Employment Agreements

Mr. Hickson entered into an amended and restated employment agreement with Trustmark effective March 12, 2002, which provides for his employment as Chairman and CEO. The agreement provides for the Human Resources Committee to approve a base salary of not less than $400,000 and award bonuses, stock options and other customary benefits. Bonus payments must not exceed current base salary.
If Mr. Hickson’s employment is terminated (other than for Cause, death, disability or retirement) or in the event he resigns for Good Reason within three years after a change in control of Trustmark, Mr. Hickson is entitled to an amount equal to the sum of his salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding three years. In consideration of Mr. Hickson’s agreements relating to confidentiality, non-solicitation and non-competition, Trustmark is additionally obligated to pay Mr. Hickson an amount equal to the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, multiplied by two. Mr. Hickson is entitled to receive customary benefits for twelve months following his termination, reduced by any benefits received from later employment. Any outstanding unvested stock options vest as of the change in control. Finally, Trustmark is obligated to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000 if he is unable to sell it within four months following his termination.
If, without a change in control, Mr. Hickson is terminated (other than for Cause, death, disability or retirement) or if he resigns for Good Reason, in consideration of Mr. Hickson’s agreements relating to confidentiality, non-solicitation and non-competition, Trustmark is obligated to pay Mr. Hickson an amount equal to the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, multiplied by two. Trustmark must also provide customary benefits for a period of eighteen months following termination, reduced by any benefits received from later employment, and purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000 if he is unable to sell it within four months.
If Mr. Hickson is terminated for Cause or if he leaves Trustmark voluntarily, he is not entitled to any payment other than earned salary and bonus.
Effective March 12, 2002, Trustmark entered into amended and restated employment agreements with Messrs. Host and Walker. Under these agreements, if Mr. Host’s or Mr. Walker’s employment is terminated (other than for Cause, death, disability or retirement) or if either resigns for Good Reason within two years after a change in control of Trustmark, the executive is entitled to payments equal to the sum of his base salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding two years. Trustmark is required to continue certain benefits for twelve months following termination or resignation, reduced by any benefits received from later employment. Any outstanding unvested stock options vest as of the date of termination or resignation. Additionally, Trustmark is obligated to make certain payments in consideration of the executive’s covenants relating to confidentiality, non-solicitation and non-competition. The amount payable is the sum of the executive’s base salary and the highest annual bonus earned in any of the preceding three years.
If, without a change in control, either executive is terminated without Cause or if either resigns for Good Reason, Trustmark is obligated to make certain payments in consideration of the executive’s covenants relating to confidentiality, non-solicitation and non-competition. The amount payable is the sum of the executive’s base salary and the highest annual bonus earned in any of the preceding three years.
If Mr. Host or Mr. Walker is terminated for Cause or leaves Trustmark voluntarily, they are not entitled to any payment other than earned salary and bonus.
For purposes of these agreements, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud; (ii) misuse of alcohol or drugs; (iii) failure to pay any obligation owed to Trustmark or any affiliate; (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate; (v) commission of an act of willful misconduct or the intentional failure to perform stated duties; (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order; (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate.

“Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position; (ii) a material breach of the applicable agreement by Trustmark; (iii) a relocation of the person to a location more than fifty miles outside of Jackson, Mississippi, without the person’s consent or, (iv) in the case of Mr. Hickson, his not being named as the CEO of any successor by merger to Trustmark. In the case of Mr. Hickson’s agreement, any good faith determination of “Good Reason” made by him shall be conclusive.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.
The Committee is comprised of the following persons:

Daniel A. Grafton - Chair
Reuben V. Anderson
William C. Deviney, Jr.
C. Gerald Garnett
R. Michael Summerford

Human Resources Committee Interlocks and Insider Participation

The following directors served on Trustmark’s Human Resources Committee during 2006: Reuben V. Anderson (Chair), William C. Deviney, Jr., C. Gerald Garnett and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee.

RELATED PARTY TRANSACTIONS

The Bank made a payment of approximately $275,000 in 2006 to Bloomfield Equities, LLC for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC is owned indirectly by Mr. William G. Yates, Jr. and his family. The dollar value of Mr. Yate’s interest in the transaction is approximately $40,000. The collective dollar value of this transaction to the Yates family is approximately $247,000.
The Bank also made loans to directors, executive officers, principal shareholders and their related interests. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.
Trustmark’s Audit and Finance Committee has adopted a policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The Audit and Finance Committee manages this policy. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark; (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities; (iii) a person who is an immediate family member of someone listed in (i) or (ii); (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
In the event management determines to recommend a related party transaction to the Audit and Finance Committee, the transaction must be presented to the Committee for approval. After review, the Committee will approve or disapprove such transaction and at each subsequently scheduled committee meeting, management will update the Committee as to any material change to the proposed related party transaction. The Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Committee determines in good faith. The Committee considered and ratified the 2006 payment to the related party of Mr. Yates and approved the 2007 payment to the related party of Mr. Yates.

AUDIT AND FINANCE COMMITTEE REPORT

Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held five meetings during 2006.

Independent Public Accountants

The Board of Directors, based on the recommendation of the Audit and Finance Committee, has engaged KPMG LLP (KPMG) as Trustmark’s independent accountants since April 29, 2002. The Committee has reaffirmed KPMG’s engagement as the independent accountants for 2007.
Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

Committee Review and Discussion

The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2006. The Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board of Directors that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2006.
None of the members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ rules:

R. Michael Summerford - Chair
J. Kelly Allgood
Richard H. Puckett
Kenneth W. Williams

The Board has determined that R. Michael Summerford qualifies as a financial expert pursuant to requirements of the Securities and Exchange Commission (SEC).

Accounting Fees

The following aggregate fees were billed to Trustmark during 2006 and 2005 by KPMG for services rendered:
(1)
Audit Fees - Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, review of internal controls, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings. Audit fees for 2006 and 2005 were $650,338 and $642,760, respectively.

(2)
Audit-Related Fees - Audit-related fees include fees for professional services in connection with audits of benefit plans and acquisition consultation. Audit-related fees for 2006 and 2005 were $27,040 and $19,000, respectively.

(3)	Tax Fees - Tax fees include fees for professional services rendered in connection with tax compliance. KPMG did not provide any tax services during 2006 or 2005.
(4)	All Other Fees - KPMG did not bill Trustmark for other fees during 2006 or 2005.

Pre-Approval Policy

The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent accountants, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent accountants. Any additional services or fees in excess of the approved amount require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, as prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

Audit and Finance Committee Charter

The Audit and Finance Committee reviews and reassesses the adequacy of the Committee’s Charter on an annual basis. During 2006, no changes were made to the charter.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2008 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the SEC. Any shareholder intending to propose a matter for consideration at Trustmark’s 2008 Annual Meeting of Shareholders must submit such proposal in writing to the Secretary of Trustmark no later than February 21, 2008. In order to be considered for inclusion in Trustmark’s proxy statement for the 2008 Annual Meeting of Shareholders, the proposal must be in proper form and submitted to the Secretary no later than December 8, 2007. In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by February 21, 2008.

TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 8, 2007

     The shareholder(s) hereby appoints J. Kelly Allgood and Reuben V. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held in the Grand Ballroom at the Hilton Hotel, located at 1001 East County Line Road, Jackson, Mississippi, on Tuesday, May 8, 2007, at 10:00 a.m., Central Time.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE.

Cumulative Voting Instructions/Comments:

(If you noted any Cumulative Voting Instructions/Comments above, please mark the corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR YOU MAY VOTE BY INTERNET OR TELEPHONE (SEE REVERSE SIDE FOR MORE INFORMATION).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com
Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. To vote on-line, have the proxy card in hand, access the website above, and follow the instructions given.

P.O. BOX 291 Jackson, MS 39205-0291
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Shareholders may use any touch-tone telephone to transmit their voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. To vote by telephone, have the proxy card in hand, call the toll-free number above, and follow the instructions given.

VOTE BY MAIL
Shareholders should mark, sign, and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TRUST1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TRUSTMARK CORPORATION

Items of Business

1.	Election of Directors - To elect a board of twelve directors to hold office for the ensuing year or until their successors are elected and qualified.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:
	Nominees: 01) J. Kelly Allgood 02) Reuben V. Anderson 03) Adolphus B. Baker 04) William C. Deviney, Jr. 05) C. Gerald Garnett 06) Daniel A. Grafton	07) Richard G. Hickson 08) John M. McCullouch 09) Richard H. Puckett 10) R. Michael Summerford 11) Kenneth W. Williams 12) William G. Yates, Jr.	☐ ☐ ☐			____________________________
2.	To transact such other business as may properly come before the meeting.

Instruction for Cumulative Voting for Directors:  To cumulate votes for directors, do NOT mark "For All", "Withold All" or "For All Except" above, but check this box and specify the method of cumulative voting on the back of this card in the section called "Cumulative Voting Instructions/Comments" by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s).  Cumulative voting can only be processed by using the proxy card method of voting.

☐
	Please indicate if you plan to attend this meeting.	☐ ☐ Yes No

	Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date